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The following is a copy of an article and interview published online on September 22, 2017 by Pipeline Data, LLC, containing quotes from Ted Farnsworth, the Chief Executive Officer of Helios and Matheson Analytics Inc. (“HMNY” or the “Company”) regarding MoviePass Inc. (“MoviePass”):

Robin Hood CEOs? Netflix Founder Opens His Latest Venture To The Public

Summary

Mitch Lowe has already served as an early executive at two modern era disruptors – Netflix and Redbox. With MoviePass, Lowe is seeking a movie-industry trifecta.

Taking a page from the Netflix and Redbox playbook, Lowe introduced a revolutionary pricing model for MoviePass. The service went viral, attracting 400,000 paying members in less than a month.

Publicly-held Helios & Matheson (HMNY) reached an agreement to acquire a 51% stake in MoviePass just days before the latter went viral. Shares of Helios have started to follow suit.

I sat down with Helios CEO Ted Farnsworth to gain an understanding of how MoviePass intends to expand and eventually achieve profitability.

Introduction

The Internet era has been defined by the encroachment of visionary entrepreneurs bent on disrupting the status quo. Armed with billions in venture funding, their enterprises flourished, leaving many of the last generation’s leaders hobbled in their wake.

Last week, I heard about the latest visionaries looking to shake up a long-stagnant industry – Mitch Lowe and Ted Farnsworth. Mitch Lowe has already overseen the emergence of two modern era disruptors. His first home run came as one of the co-founders of Netflix (NFLX) where he handled business development and strategic alliances.

In 2009, Lowe took the helm at Redbox, which pioneered the concept of offering $1 movie rentals. At the time, the idea was widely-criticized. Analysts and competitors believed that $1 rentals would be unsustainable and lead to Redbox’s inevitable demise.

The critics were wrong.

Not only was the idea of $1 rentals a sustainable business model. It was also highly profitable. As Redbox’s industry power grew, revenue and profitability followed. By the time Apollo Global Management took Redbox and parent Outerwall private (for a hefty $1.6B), the company was generating $1.5B in sales and $325 in cash flow.

Investors reaped meaningful profits. Those who didn’t see it coming missed out (or, in the case of Blockbuster, went bankrupt).

If we fast forward to 2016, it should come as no surprise to find Mitch Lowe serving as CEO at yet another movie industry disruptor, named MoviePass. This time his sights are set on an another segment of the old-school movie industry – cinemas.

In short, MoviePass enables customer to go to the movies as often as they like for a monthly subscription fee.

You would think that MoviePass is backed by a Silicon Valley Venture Capital firm. After all, with the near-endless supply of easy money flowing through Silicon Valley, the general public rarely gets the opportunity to take a chance on promising disruptors anymore. But this time is different.

You see, MoviePass wasn’t started from scratch. When Lowe joined the company (in June of last year), it had already been around for four years. It had just 16,000 subscribers to show for it. Lowe believed that the company had merit. He wasn’t the only one. Chris Kelly, co-owner of the Sacramento Kings and among the first employees at Facebook (FB), already has $10 million invested in MoviePass.

Despite this, as Lowe pitched investors, he was greeted with skepticism, due to the company’s lackluster history.

Enter Ted Farnsworth.

An expert on marketing and data analytics, Farnsworth poured through MoviePass’s financials. When he was done, he realized that MoviePass’s model was all wrong. Like Redbox, Farnsworth felt that MoviePass needed to offer a price that consumers couldn’t refuse.

Farnsworth understood what Lowe already knew… and a bond was instantly formed. The Silicon Valley elite wouldn’t be getting their hands on MoviePass. Instead, Farnsworth’s Helios and Matheson (HMNY) entered into an agreement to acquire a 51% stake in privately-held MoviePass.

Concurrent with the acquisition, Lowe (who remains in close contact with Netflix CEO Reed Hastings) took a page from his experiences at Netflix and Redbox and dropped the price of a MoviePass subscription to an unprecedented $9.95 a month.

The new pricing made national news and MoviePass went viral.

As reported by Seeking Alpha last Thursday, 400,000 paying subscribers signed up in just four weeks. Even more impressive, an estimated 75% of the company’s new members are Millennials. This is great news for an industry that has largely lost that generation to over-the-top streaming options.

The market potential is immense. There are 250 million movie goers in the U.S. and Canada. About 27 million of them are classified as frequent movie goers. 60 million attend 3-6 movies per year. So, the penetration rate for this service remains in the low single digits, no matter how you look at it.

Usually, mom and pop investors have to wait until a disruptor goes public to participate. By that time, it usually sports a multi-billion-dollar valuation. The VCs get rich and the public pays a hefty multiple, often exceeding 10x revenues (with negative net income, no less).

In this case, investors can experience the reward (and risk) of venture investing, via Helio & Matheson’s 51% stake in MoviePass.

As a result, MoviePass is looking like a Robin Hood among Internet disruptors.

Better yet, in contrast to unicorn IPOs, HMNY valuation does not exceed 10x revenues. In fact, at $7 Helios’ stock only values MoviePass at 1x its anticipated forward run rate. This is based on MoviePass’ disclosure (issued two weeks ago) that it expects its customer base to reach 2.1 million subscribers within 12 months.

That translates into $250 million in revenue, up from the company’s current $50 million run rate (which is up from $5 million last month). This puts MoviePass on a faster growth track than Netflix in its early days:

It’s hard to imagine anything catching on as fast as Netflix did. However, in 1999, the Internet was still in its formative stages. Nowadays, most Americans have multiple Internet access points. So, bigger overnight successes are possible (though they may remain as elusive as ever… Thus, the term “unicorn”).

Based on Thursday’s closing price, HMNY’s stake in MoviePass is currently valued at less than 1x its share of next year’s $250M run rate. If MoviePass continues to make progress toward its 12-month subscriber growth targets and strategic objectives, it should be able to command a valuation measured in multiples of revenue.

Of course, the value of HMNY’s stake would increase commensurately. Running the numbers, each multiple of revenue will translate into about $10 per HMNY share. So, if MoviePass commands 1x revenue, HMNY’s stake is worth about $10. At 2x revenue, it’s worth $20. And so on.

Indeed, shares of HMNY have already begun to ascend.

Of course, not everyone is impressed. As is always the case, critics and industry players are panning the model as unsustainable. Short interest has also spiked, which I find befuddling at these levels. While it’s surely possible that MoviePass could fail and leave investors with a total loss, it’s also possible that it follows the path of Lowe’s past ventures (incidentally, Netflix still commands 7x revenue, despite grown into a large and slower-growing company).

In other words, while everyone can appreciate the risks, it’s the balance of risk and reward that determines valuation.

It seems that Lowe’s contributions and experience with two movie-industry unicorns, doesn’t make him immune to skepticism as it pertains to this one.

Most notably, everyone is asking the million (or billion) dollar question…

Can they be profitable at $9.95 per month?

To be honest, my kneejerk reaction was, “No way.”

However, my 20+ years of Tech investing have taught me not to underestimate a successful executive without hearing him out.

So, I contacted Helios & Matheson and arranged for an interview with Ted Farnsworth.

Here’s how our conversation went…

Interview

Mark Gomes: Last month you made a deal to acquire 51% of MoviePass for $27 million. Can you review the upcoming payments required for this acquisition?

Ted Farnsworth: Sure. The next payment is for $5 million. That’s due in the December timeframe, about 30 days after we do the audit and complete the deal. Ideally, we’ll get it done sooner. We want to keep the momentum rolling. Then, the third $5 million doesn’t come until we’re ready to go public with MoviePass early next year.1

Mark Gomes: How is the $9.95 pricing going to work within your business model?

Ted Farnsworth: MoviePass has been around for 5 years, so we have a wealth of historical data. At $39, the average customer would go to 4 movies a month. At $29, the average dropped to 3 movies a month. When MoviePass went to $19, the average customer went to 2 movies a month. So we think we can be profitable on the subscriptions at $9.95 and then make the real money from the additional revenue sources. The size of our customer base will give us a lot of leverage.

History tells us that the average customer won’t abuse the service. Mitch talks about this all the time. $9.95 is like a buffet. The first time you go, you load your plate. The next time, you take a little bit less. By the third visit, you eat the same amount that you’d eat at home.

Based on our historical numbers, MoviePass will be similar. People will use it three times in the first month. The second month, they’ll use it twice. Then, in the third month, they’ll use it once or less. After that, they’ll only use it once in a while.

Mark Gomes: So, you think you can break even on the subscriptions alone?

Ted Farnsworth: I’m confident that we will. We already see it in our first 30 days at $9.95. Usage was even lower than we anticipated.

Mark Gomes: What’s the issue with AMC?

Ted Farnsworth: AMC is upset because they were coming out with a subscription service in the fall for $29, but only for AMC theaters.

Mark Gomes: I hear that they’re thinking about blocking MoviePass from working at their theaters. If you guys are successful, that’s not going to work.

Ted Farnsworth: Right, but the actual MoviePass is a MasterCard debit card. They can’t block us. They’d have to stop taking all Master Cards. That’s why they’re upset. The day we announced $9.95, AMC, Cinemark, and Regal were all down that day. CNBC Closing Bell attributed it to us.

But I think we’re going to bring a lot of business to the cinema operators. But we actually want people to go. We fill empty seats and more than double their concession revenues. Once the operators see how much revenue we’re bringing to the table, it will only mean good things for us.

They’re only doing us a favor by talking about it. We’re getting lots of free press and the David versus Goliath just helps the story to become more viral.

Mark Gomes: How are you managing the viral explosion in demand?

Ted Farnsworth: We’re managing through the growing pains. We didn’t have enough Master Cards, but we will be caught up before the end of September. After that, new customers will get their cards in 5 days. We’ll be able to ship 100,000-150,000 cards a week.

Mark Gomes: How did Helios end up with the opportunity to buy 51% of MoviePass?

Ted Farnsworth: Their banker approached me. They’ve been out raising money with MoviePass for a while. In its first five years, the company developed some great assets, but didn’t much customer traction. Investors were like, “They went through $20 million and it hasn’t worked in five years… why is it going to work now?”

Mark Gomes: How did Mitch Lowe’s arrival change things?

Ted Farnsworth: Mitch took over last year and put some of his own money in it. It takes time to make the kind of changes MoviePass needed, but he’s really started to revamp it. With his operational expertise and my marketing experience, we’re starting to make things happen.

Mark Gomes: As the 51% owner, what kind of influence will Helios exert?

Ted Farnsworth: Mitch is a great operator. He was on the original team at Netflix and then ran Redbox. He took Redbox from six kiosks to $1.5 billion in revenue and $325M in free cash flow. When they introduced $1 a day rentals, analysts, investors, and competitors like Blockbuster said it was unsustainable.

So, obviously he’s going to run the show at MoviePass. We just took the chance on them and will bring our technology capabilities to the table. We’ll each have board seats.

Mark Gomes: Tell me about your customer acquisition costs.

Ted Farnsworth: When they started Movie Pass, they were paying about $50 to acquire each paying customer. I felt that I could get that under $10. Then, I did some testing and knew I could get probably even get it under $5. But right now, our acquisition cost is close to zero. We have no advertising, no social media advertising, nothing.

Mark Gomes: It’s viral.

Ted Farnsworth: It’s strictly PR. Purely viral. Purely organic. Every day thousands of users are signing up and paying on day one. It took off because of the price points and we got free press because of the story (Mitch’s background at Netflix and Redbox). It’s a great story — like Netflix for the theater.

Mark Gomes: How about customer turnover?

Ted Farnsworth: Mitch’s thinks it’ll be around 3 or 4% at the most. We have lots of historical data on that.

Mark Gomes: Tell me more about the data MoviePass has collected over the past five years.

Ted Farnsworth: As the CEO of a data analytics company, I can tell you that the data is incredible. MoviePass is able to influence which movies their customers go to see. They can also influence where they go to see it… and when. It’s brilliant.

Mark Gomes: So, you’re able to influence which movies people attend and optimize the filling of cinema seats?

Ted Farnsworth: Exactly. So we’ve been approached by many of the major studios in L.A. We’ll be out there for a series of meetings in early October.

Mark Gomes: What else can you see with the data?

Ted Farnsworth: We can see how much impact we have on ticket sales. When researching the investment, I saw that MoviePass can increase a theater’s attendance by several hundred percent or more. When I saw that, I knew I wanted a stake in the company. In Texas, their influence pushed Studio Movie Grill from being the area’s #10 cinema to #1 in just one month… and that was before we went viral.

With the data, we can also see whether they drive past other theaters to go to the ones we recommend, among other things.

Between this, our customer base, and our patented buying system, we have a great barrier to entry. Soon we’ll be able to see how much they spend on concessions.

FYI, Studio Movie Grill is “partnered with EFA Partners and Goldman Sachs who recently helped increase the company’s debt facility to $85 million.” At the end of 2016, Studio Movie Grill took an equity stake in MoviePass. My sources suggest that Goldman is now deeply involved with MoviePass. If Goldman banks/endorses their IPO, the valuation implication for HMNY will surely be meaningful.

Mark Gomes: So this is how you’ll be able to be profitable at $9.95? You’ll get money from the cinemas and studios?

Ted Farnsworth: We’ll generate revenue from many sources. Tickets, concessions, advertisements… We already have deals in place. We can also sell soundtracks, posters, and other movie-related products, right from their phones. As soon as they’re walking out of the theater, we’ll contact them. We tested it and 5-8% of people buy product from us.

Mark Gomes: What can you tell me about the float and how that’s expected to change?

Ted Farnsworth: I can’t tell you much about that, but we’re all on a two-year lockup.

Mark Gomes: What’s the rough number fully-diluted shares we can expect Helios to have after the MoviePass deal is done?

Ted Farnsworth: With the MoviePass deal and everything else, we’re going to have about 13 million shares outstanding.

Mark Gomes: So, if MoviePass is worth $260 million, that’s $10 per share for Helios.

Ted Farnsworth: Right. Of course, we did a fairness opinion for MoviePass before we did the deal. With about 16,000 users, the fair value range was between $40 and $60 million. Anyway, so that’s how we came up with the $50 million dollar valuation. That was with 16,000 users.

Mark Gomes: And now you have 25x that amount.

Ted Farnsworth: Right. And the MoviePass financials will show up in Helios’ financials because we’ll have 51%

Mark Gomes: With 400,000+ subscribers, MoviePass has to be on a $50 million run rate. Your reported revenues are going to multiply.

Ted Farnsworth: Right, exactly.

Mark Gomes: You’re averaging 100,000 new customers per week. If this is really going viral, your subscribers per week could actually increase.

Ted Farnsworth: Sure. People are getting their cards and telling other people, but we’re guiding to 2.5 million subscribers in the first year.

Mark Gomes: Two times two is four not two.

Ted Farnsworth: Exactly.

Mark Gomes: So why did it take until Friday for your stock to start running?

Ted Farnsworth: We’ve been on the Today Show, Good Morning America, Fox, and CNBC, but we never put Helios together with it. It was all just MoviePass. So we’ve started going back and telling the story of MoviePass and HMNY. I think you’ll start seeing more of this over the next couple of weeks.

Mark Gomes: How about Wall Street coverage? Also, do you plan on attending any investment conferences?

Ted Farnsworth: We’ll be at the BTIG Disruptors Conference on October 12th. Mitch is one of the guest speakers. And yes, a lot of analysts know Mitch from Netflix and Redbox.

Mark Gomes: You know, if you keep signing so many customers, you’re going to need a lot more capital.

Ted Farnsworth: Right. But that’s a good problem to have. We we’re talking to a lot of big Wall Street firms. Before people knew how fast MoviePass was growing, I think investors were pushing the stock down because they knew we needed to raise money to close the deal. I don’t see that as a problem now.

Mark Gomes: OK. Do you see any follow-on potential for the MoviePass cards? Because they’re debit cards, right?

Ted Farnsworth: Sure. We’re looking to turn them into regular credits cards. We can get a major bank to sponsor the card, so there’ll be no cost to us. Plus, they’ll pay us a commission for acquisition. As it stands, it pay hundreds of dollars to acquire each customer.

Also, Movie Studio Grill has about 30 theaters. We have a program that MovePass announced six or eight months ago called Open Tab. With Open Tab, customers order their concessions before they even get to the theater. When they get there it’s all there waiting for them.

Mark Gomes: Talk to me about your market potential. 250 million people in the U.S. and Canada have been to a movie in the past year. About 27 million of those are frequent movie goers.

Ted Farnsworth: Right. And about 60 million are “infrequent” movie goers. That will be our sweet spot. They go to the movies three to six times a year. Even if they double their consumption, we’ll be profitable without all of our other revenue sources.

Mark Gomes: How is your system handling the influx of new customers? Are there any scalability issues? Also, what are you seeing in terms of bugs?

Ted Farnsworth: When the demand spiked, we immediately hired Fueled, a company here in New York. They do work for Google, Verizon, Apple, and other big companies. They’re a high-end app company. They’re basically our SWAT team. They’re also working to integrate our new apps with better onboarding, etc.

Beyond that, Mitch is busy bringing on execs from his past companies to scale the business up. He’s an expert on growing disruptive companies, so this is old hat for him.

Mark Gomes: Is there any way the deal can fall through? For example, has shareholder approval been secured from MoviePass?

Ted Farnsworth: Yes. We already have that approved on both sides. We have to do the proxy, but we already have written consent from the majority of the shareholders. The attorneys already have it.2

Mark Gomes: Great. Good luck and thanks for your time.

Ted Farnsworth: Anytime.

Corrections: September 25, 2017

1.             The next payment of $5 million due from HMNY to MoviePass is not due 30 days after closing.  Rather, the next $5 million payment will be due 90 days after closing, assuming the transaction between HMNY and MoviePass is consummated.

2.             In addition to acquiring shares of common stock of MoviePass amounting to 51% of the outstanding shares of MoviePass upon the closing of the transaction, HMNY has agreed to purchase convertible notes of MoviePass from Chris Kelly in the aggregate principal amount of $1,000,000 that will convert into shares of MoviePass common stock amounting to 2% of the outstanding shares of MoviePass  as of the closing of the transaction, entitling HMNY to acquire a total of 53% of the outstanding shares of MoviePass as of the closing of the transaction.

3.             The last statement from Mr. Ted Farnsworth incorrectly said that HMNY has already received the written consent from the majority of the shareholders of HMNY.  Rather, shareholders holding 49% of the outstanding shares of HMNY common stock as of August 15, 2017 agreed to vote in favor of the transaction with MoviePass.  As of September 25, 2017, such shareholders hold approximately 37% of the outstanding shares of HMNY common stock as a result of subsequent issuances.

  HMNY investors and shareholders should review HMNY’s Current Report on Form 8-K filed on August 15, 2017 for further detail describing the transaction.  This communication is qualified in its entirety by such Current Report.

.

Cautionary Statement on Forward-looking Information

Certain statements in this filing contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended (collectively, “forward-looking statements”), that may not be based on historical fact, but instead relate to future events, including without limitation statements containing the words “believe”, “may”, “plan”, “will”, “estimate”, “continue”, “anticipate”, “intend”, “expect” and similar expressions. All statements other than statements of historical fact included in this communication are forward-looking statements, including statements regarding the expected completion of the acquisition of a majority stake in MoviePass (the “MoviePass Transaction”) and the time frame in which the completion of such transaction will occur. Statements regarding future events are based on the parties’ current expectations and are necessarily subject to associated risks related to, among other things, conditions to the closing may not be satisfied, the occurrence of any event, change or other circumstances that could give rise to the termination of the MoviePass Transaction, and general economic conditions.

Such forward-looking statements are based on a number of assumptions. Although management of HMNY believes that the assumptions made and expectations represented by such statements are reasonable, there can be no assurance that a forward-looking statement contained herein will prove to be accurate. Actual results and developments may differ materially from those expressed or implied by the forward-looking statements contained herein and even if such actual results and developments are realized or substantially realized, there can be no assurance that they will have the expected consequences or effects.

Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements and information, which are qualified in their entirety by this cautionary statement. All forward-looking statements and information made herein are based on HMNY’s current expectations and HMNY does not undertake an obligation to revise or update such forward-looking statements and information to reflect subsequent events or circumstances, except as required by law.

Cautionary Statement Regarding MoviePass Subscriber Acquisitions

Because the MoviePass $9.95 per month subscription pricing model is new, HMNY has provided the information in this communication and prior communications regarding the recent increase in MoviePass subscribers in order to update investors regarding the rate of increase in MoviePass subscribers in the month following the announcement of the new MoviePass subscription pricing model and the transaction between HMNY and MoviePass. There can be no assurance that such rate of increase will continue or be sustained. Moreover, the increase in the number of MoviePass subscribers provides no assurance that the MoviePass business model will lead to profitability.

Important Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This document relates to the MoviePass Transaction, which will become the subject of a proxy statement to be filed with the U.S. Securities and Exchange Commission (the “SEC”) by HMNY, and may be deemed to be solicitation material in respect of the MoviePass Transaction. This document is not a substitute for the proxy statement that HMNY will file with the SEC or any other documents that HMNY may file with the SEC or send to stockholders in connection with the MoviePass Transaction. Before making any voting decision, investors and security holders are urged to read the proxy statement and all other relevant documents filed or that will be filed with the SEC in connection with the MoviePass Transaction as they become available because they will contain important information about the proposed transaction and related matters. Investors and security holders will be able to obtain free copies of the proxy statements and all other relevant documents filed or that will be filed with the SEC by HMNY through the website maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the proxy statement, once it is filed, from HMNY by accessing HMNY’s website at www.hmny.com or upon written request to: Helios and Matheson Analytics Inc., Attn: Secretary, Empire State Building, 350 Fifth Avenue, Suite 7520, New York, New York 10118, (212) 979-8228.

Participants in the Solicitation

HMNY, MoviePass and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from HMNY’s stockholders in connection with the MoviePass Transaction. Information regarding HMNY’S directors and executive officers is contained in its annual report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on April 14, 2017. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing HMNY’S website at www.hmny.com. Additional information regarding the interests of those persons and other persons who may be deemed participants in the MoviePass Transaction may be obtained by reading the proxy statement regarding the MoviePass Transaction when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.